Exhibit 3.1

THE COMPANIES ACT (AS AMENDED) OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

SEVENTH AMENDED & RESTATED MEMORANDUM OF ASSOCIATION
OF

The News Lens Co., Ltd.

(adopted by a special resolution dated 22 May, 2023)

1.	The name of the Company is The News Lens Co., Ltd.

2.	The registered office shall be at the offices of Portcullis (Cayman) Ltd., The Grand Pavilion Commercial Centre, Oleander Way, 802 West Bay Road, P.O. Box 32052, Grand Cayman KY1-1208, Cayman Islands.

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by law.

4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Act.

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a license is required under the laws of the Cayman Islands unless duly licensed.

6.	If the Company is an exempted company, it shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

8.	The share capital of the Company is USD50,000, consisting of (i) 458,916,499 Ordinary Shares with nominal or par value of USD 0.0001 each, (ii) 6,070,000 Series A Preferred Shares with nominal or par value of USD 0.0001 each, (iii) 6,000,000 Series B Preferred Shares with nominal or par value of USD 0.0001 each, (iv) 410,000 Series B-1 Preferred Shares with nominal or par value of USD 0.0001 each, (v) 7,152,000 Series C Preferred Shares with nominal or par value of USD 0.0001 each, (vi) 4,375,000 Series C-1 Preferred Shares with nominal or par value of USD 0.0001 each, (vii) 1,770,000 Series C-2 Preferred Shares with nominal or par value of USD 0.0001 each, (viii) 4,206,501 D-1 Preferred Shares with nominal or par value of USD0.0001 each, and (vii) 11,100,000 D-2 Preferred Shares with nominal or par value of USD0.0001 each, with power for the Company at its discretion and insofar as is permitted by law, to increase or reduce the said capital subject to the provisions of the Companies Act and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

9.	The Company may exercise the power contained in the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

ii

TABLE OF CONTENTS

INTERPRETATION	1
CERTIFICATES OF SHARES	7
ISSUE OF SHARES	7
TRANSFER OF SHARES	8
REDEEMABLE SHARES	8
VARIATION OF RIGHTS OF SHARES	8
PREFERRED SHARES	10
REDEMPTION	24
COMMISSIONS	26
NON-RECOGNITION OF TRUSTS	26
LIEN ON SHARES	26
REGISTRATION OF EMPOWERING DOCUMENTS	27
TRANSMISSION OF SHARES	27
CLOSING REGISTER OF MEMBERS OR FIXING OF RECORD DATE	33
GENERAL MEETING	33
NOTICE OF GENERAL MEETINGS	34
PROCEEDINGS AT GENERAL MEETINGS	35
VOTES OF MEMBERS	36
PROXIES	37
DIRECTORS	37
ALTERNATE DIRECTORS	38
POWERS AND DUTIES OF DIRECTORS	39
MANAGEMENT	40
MANAGING DIRECTORS	40
PROCEEDINGS OF DIRECTORS	40
VACATION OF OFFICE OF DIRECTOR	42
APPOINTMENT AND REMOVAL OF DIRECTORS	42
PRESUMPTION OF ASSENT	47
SEAL	47
OFFICERS	47
DIVIDENDS, DISTRIBUTIONS AND RESERVES	47
CAPITALISATION	48
BOOKS OF ACCOUNT	49
AUDIT	49
NOTICES	50
WINDING UP	51
INDEMNITY	52
FINANCIAL YEAR	52
CHANGES TO CONSTITUTION	52
TRANSFER BY WAY OF CONTINUATION	52
PROHIBITION ON BEARER SHARES	52

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

THE COMPANIES ACT (AS AMENDED) OF THE CAYMAN ISLANDS
EXEMPTED COMPANY LIMITED BY SHARES

SEVENTH AMENDED & RESTATED ARTICLES OF ASSOCIATION
OF

The News Lens Co., Ltd.

(adopted by a special resolution dated 22 May, 2023)

INTERPRETATION

1.	In these Articles, Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith:

“100% Liquidation Preference” shall have the meaning set forth in Article 13(B)(ii).

“125% Liquidation Preference” shall have the meaning set forth in Article 13(B)(iii).

“Additional Shares” shall mean any shares (including Ordinary Shares and/or Preferred Shares) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such shares, and securities of any type whatsoever that are, or may become, exercisable or exchangeable for or convertible into the Company’s share capital; provided that the term “Additional Shares” does not include (i) Ordinary Shares issuable upon conversion of any of the Preferred Shares; (ii) securities issued or issuable to officers, employees, directors and consultants of the Company pursuant to stock grants, option plans, purchase plans, agreements or other employee stock incentive programs or arrangements existing as of the Series D-1 Original Issue Date; (iii) shares or options, warrants or other rights issued pursuant to the Purchase Agreement, including any shares issued upon the exercise by Palm Drive of the Warrant (as defined in the Purchase Agreement) issued to it; (iv) securities issued pursuant to the conversion or exercise of any outstanding convertible or exercisable securities as of the date of the adoption of the Restated Articles; (v) securities issued or issuable as a dividend or distribution on Preferred Shares or pursuant to any event for which adjustment is made pursuant to Articles 13(D)(vii), 13(D)(viii) or 13(D)(ix) of these Articles; (vi) securities issued or issuable in a Qualified IPO; (vii) securities issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board; (viii) securities issued to banks, lenders, or equipment lessors or other financial institutions pursuant to any loan, line of credit, debt financing, equipment lease of bank financing agreement or commercial leasing transaction entered into for primarily non-equity financing purposes, provided that such agreement is approved by the Board; (ix) securities issued or issuable pursuant to settlement with a bona fide third party, the terms of which have been approved by the Board; (x) securities issued or issuable in connection with sponsored research, collaboration, technology license, development, marketing or other similar arrangements or strategic partnerships approved by the Board; and (xi) securities that are otherwise excluded by (x) the affirmative vote or written consent of the holders of at least a two-thirds (2/3) majority of the Preferred Shares then outstanding and the holders of at least 80% of the Series D-1 Preferred Shares then outstanding, each voting as a separate class on an as converted to Ordinary Shares basis, or (y) unanimous approval of the Board (either by way of affirmative vote or written consent).

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

“Affiliates” means, (i) with respect to any Person who is not a natural person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person, and (ii) with respect to any Person who is a natural person, any other Person that directly or indirectly is controlled by such Person or is relative of such Person; provided, however, that for purposes hereof, (A) no Member shall be deemed to be an Affiliate of the Company, any subsidiary of the Company or any of their respective directors and officers; and (B) with respect to Palm Drive, the expression Affiliate shall include any general partner, managing member, officer, director or trustee of Palm Drive, or any venture capital fund or registered investment company now or hereafter existing which is Controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, Palm Drive. The term “Affiliated” has meanings correlative to the foregoing.

“Articles” shall mean these Seventh Amended and Restated Articles of Association of the Company, as altered from time to time.

“Board” means the board of Directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the Cayman Islands, the United States, Hong Kong or Taiwan, with respect to any action to be undertaken or notice to be given in such jurisdiction.

“Control” means, with respect to any Person, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that such power or authority shall conclusively be deemed to exist upon possession of (i) beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person, or (ii) power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Date” shall have the meaning set forth in Article 13(D)(iii)(a).

“Conversion Price” shall have the meaning set forth in Article 13(D)(i).

“Conversion Rate” shall have the meaning set forth in Article 13(D)(i).

“Conversion Right” shall have the meaning set forth in Article 13(D)(i).

“Founders” shall mean Tzu-Wei Chung and Shih-Fan Yang.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

“Investor” shall mean a holder of Preferred Shares.

“Liquidation Event” shall mean any voluntary or involuntary liquidation, dissolution, or winding up of the Company and each of the following events, unless (x) the holders of at least two-thirds of all outstanding Preferred Shares, and (y) the holders of at least eighty percent (80%) of the Series D-1 Preferred Shares then outstanding, each voting as a separate class on an as converted to Ordinary Shares basis, elect otherwise by written notice to the Company being effected in accordance with these Articles by the later of: (i) thirty (30) days prior to the effective date of any such event, and (ii) ten days after the Company has notified the holders of the Preferred Shares of such event:

(a)	the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger, amalgamation or consolidation) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions;

(b)	any Person or group acquiring the power or authority, whether exercised or not, to direct the business, management and policies of the Company or any of its subsidiaries, or to control the composition of a majority of the Board or the board of directors (or similar governing body) of any of the Company’s subsidiaries, in each case directly or indirectly, whether through the ownership of securities, by contract or otherwise; or

(c)	the sale or other disposition of all or substantially all of the assets of the Company or any of its subsidiaries or the exclusive licensing of all or substantially all of the intellectual properties of the Company or any of its subsidiaries, in each case whether in a single transaction or a series of transactions.

“Member” shall bear the meaning as ascribed to it in the Statute.

“Memorandum” shall mean the Seventh Amended and Restated Memorandum of Association of the Company, as altered from time to time.

“Month” means calendar month.

“Option” shall have the meaning set forth in Article 13(D)(vi).

“Ordinary Resolution” means a resolution:

(a)	passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Shares” means ordinary shares of par value of US$0.0001 each in the share capital of the Company, having the rights, preferences, privileges or restrictions attaching thereto as set out in the Memorandum and these Articles.

“Ordinary Shares Equivalents” shall have the meaning set forth in Article 13(D)(vii).

“Organic Change” shall have the meaning set forth in Article 13(D)(ix).

“Palm Drive” means PD DI LLC, a Delaware limited liability company, together with all of its Affiliates.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof or any other entity or organization.

“Preferred Liquidation Preference” means, with respect to a Preferred Share, the Series D-1 Liquidation Preference, the 100% Liquidation Preference or the 125% Liquidation Preference, as applicable to such Preferred Share pursuant to Article 13(B).

“Preferred Shares” means the Series A Preferred Shares, the Series B Preferred Shares, the Series B-1 Preferred Shares, the Series C Preferred Shares, the Series C-1 Preferred Shares, the Series C-2 Preferred Shares, the Series D-1 Preferred Shares, and the D-2 Preferred Shares.

“Qualified IPO” means a firmly underwritten public offering of Ordinary Shares on the New York Stock Exchange, NASDAQ, Hong Kong Stock Exchange, Shanghai Stock Exchange, Shenzhen Stock Exchange or such other internationally reputable stock exchange approved in good faith by the Board, where (i) the market capitalization of the Company (as implied by the per share offering price in the offering) is no less than US$100,000,000, (ii) the per share offering price is at least equal to the amount of the Series D-1 Liquidation Preference, and (iii) the proceeds of the offering (net of underwriting commissions and expenses) is no less than US$10,000,000.

“Relevant Shares” shall have the meaning set forth in Article 13(D)(iii)(b).

“Seal” means the ordinary seal of the Company and includes every duplicate seal.

“Secretary” includes an assistant secretary and any person appointed to perform the duties of secretary of the company.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

“Series A Preferred Shares” means the Series A Preferred Shares of par value of US$0.0001 each in the share capital of the Company, having the rights, preferences, privileges or restrictions attaching thereto as set out in the Memorandum and these Articles.

“Series B Purchase Agreement” means that certain Series B Preferred Share Purchase Agreement dated on or around December 16, 2016 by and among the Company and certain other parties named therein, as may be amended from time to time.

“Series B Preferred Shares” means the Series B Preferred Shares of par value of US$0.0001 each in the share capital of the Company, having the rights, preferences, privileges or restrictions attaching thereto as set out in the Memorandum and these Articles.

“Series B-1 Preferred Shares” means the Series B-1 Preferred Shares of par value of US$0.0001 each in the share capital of the Company, having the rights, preferences, privileges or restrictions attaching thereto as set out in the Memorandum and these Articles.

“Series C Preferred Shares” means the Series C Preferred Shares of par value of US$0.0001 each in the share capital of the Company, having the rights, preferences, privileges or restrictions attaching thereto as set out in the Memorandum and these Articles.

“Series C-1 Preferred Shares” means the Series C-1 Preferred Shares of par value of US$0.0001 each in the share capital of the Company, having the rights, preferences, privileges or restrictions attaching thereto as set out in the Memorandum and these Articles.

“Series C-2 Preferred Shares” means the Series C-2 Preferred Shares of par value of US$0.0001 each in the share capital of the Company, having the rights, preferences, privileges or restrictions attaching thereto as set out in the Memorandum and these Articles.

“Series D-1 Original Issue Date” means June 25, 2020.

“Series D-1 Preferred Shares” means the Series D-1 Preferred Shares of par value of US$0.0001 each in the share capital of the Company, having the rights, preferences, privileges or restrictions attaching thereto as set out in the Memorandum and these Articles.

“Series D-1 Purchase Agreement” means that certain Series D-1 Preferred Share Purchase Agreement dated as of June 25, 2020 by and among the Company, the Founders, Palm Drive and certain other parties named therein, as may be amended from time to time.

“Series D-2 Preferred Shares” means the Series D-2 Preferred Shares of par value of US$0.0001 each in the share capital of the Company, having the rights, preferences, privileges or restrictions attaching thereto as set out in the Memorandum and these Articles.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

“Share” means an Ordinary Share or a Preferred Share and may also be referenced as “share” and includes any fraction of a share. “Shares” means the Ordinary Shares and Preferred Shares, collectively.

“Shareholders Agreement” means that certain Second Amended and Restated Shareholders Agreement dated as of June 25, 2020 by and among the Company, the Founders, the Investors and certain other parties named therein, as may be amended from time to time.

“Special Resolution” has the same meaning as in the Statute and includes a resolution approved in writing as described therein.

“Statute” means the Companies Act of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Subscription Price” means (i) in the case of the Series A Preferred Shares, US$0.1977333 per Share; (ii) in the case of the Series B Preferred Shares, US$0.315874 per Share; (iii) in the case of the Series B-1 Preferred Shares, US$0.440748 per Share; (iv) in the case of the Series C Preferred Shares, US$0.489407 per Share; (v) in the case of the Series C-1 Preferred Shares, US$0.5068470 per Share; (vi) in the case of the Series C-2 Preferred Shares, US$0.6242340 per Share; and (vii) in the case of the Series D-1 and D-2 Preferred Shares, US$0.7845000 per Share, in each case as adjusted for subdivisions, bonus issues, combinations, recapitalizations and similar events with respect to such shares.

“The Auditors” mean the persons for the time being performing the duties of auditors of the Company.

“The Company” means the above named Company.

“The Directors” mean the directors for the time being of the Company.

“The registered office” means the registered office for the time being of the Company.

“US$” or “USD” means the lawful currency of the U.S..

“Written” and “in Writing” include all modes of representing or reproducing word in visible form.

Words importing the singular number only include the plural number and vice-versa.

Words importing the masculine gender also include the feminine gender.

Words importing persons also include corporations.

Words “herein”, “hereof”, and “hereunder” and other words of similar import refer to these Articles as a whole and not to any particular Article or other sub-article unless otherwise specified.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

Words “including” and “include” shall mean including without limitation and include without limitation, respectively.

All references to an “Article” or “sub-article” herein are to an Article or sub-article in these Articles.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

CERTIFICATES OF SHARES

4.	Certificates evidencing shares of the Company shall be in such form as shall be determined by the Directors from time to time. Such certificates shall be under seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares evidenced thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company (the “Register of Members”). All certificates surrendered to the Company in connection with a share transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such lesser sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may reasonably prescribe in good faith.

ISSUE OF SHARES

6.	Subject to these Articles, to the Shareholders Agreement and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

7.	The Company shall maintain the Register of Members in accordance with the Statute and every person whose name is entered as a Member in the Register of Members shall be entitled without payment to receive within two months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine, provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

TRANSFER OF SHARES

8.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the Register of Members in respect thereof.

9.	The Directors may in their absolute discretion decline to register any transfer of shares without assigning any reason therefor, save that the Directors shall not so decline to register any transfer of shares if (i) such transfer is specifically permitted pursuant to the terms of the Shareholders Agreement or these Articles, or (ii) the contemplated transfer pertains to the shares that are held by any Person who held any shares of common stock of Mediagene Inc. as of 11:59 pm on May 25, 2023 (JST). The Directors shall refuse to register any transfer of shares if such transfer would be a breach or otherwise fail to comply with the requirements of any agreement entered into by the Company and holders of Preferred Shares. If the Directors refuse to register a transfer they shall notify the transferee within five (5) Business Days of such refusal.

REDEEMABLE SHARES

10.	(A)	Subject to the provisions of the Statute and these Articles, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company may by Special Resolution determine.

(B)	Subject to the provisions of the Statute and these Articles, the Company may purchase its own shares (including fractions of a share), including any redeemable shares in accordance with the provisions of the Shareholders Agreement or any other manner as may be authorized by the Company in general meeting and may make payment therefore in any manner authorized by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

11.	Subject to and without prejudice to any additional requirements under applicable laws, the Shareholders Agreement or these Articles to obtain any Member’s or Director’s approval or consent (including Articles 102-105), if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of at least a two-thirds (2/3) majority of the issued shares of that class, or with the sanction of a Special Resolution of the holders of the shares of that class. The provisions of these Articles relating to general meetings shall apply to every such class meeting of the holders of one class of shares except that the necessary quorum shall be one (1) person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

12.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking junior therewith.

ALTERATION OF SHARE CAPITAL

12A.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such classes and amount, as the resolution shall prescribe.

12B.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

PREFERRED SHARES

13.	The holder of Preferred Shares shall, in addition to any other rights conferred on it, under these Articles have the following rights:

(A)	Dividends

(i)	When and as declared by the Board, the Company shall pay preferential dividends in cash out of the Company’s assets legally available therefor to (a) each holder of Series D-1 Preferred Shares, in priority to any payment to the holders of the Series D-2 Preferred Shares, Series C-2 Preferred Shares, Series C-1 Preferred Shares, Series C Preferred Shares, B-1 Preferred Shares, Series B Preferred Shares, Series A Preferred Shares and Ordinary Shares of the Company as provided herein, (b) each holder of the D-2 Preferred Shares, Series C-2 Preferred Shares, Series C-1 Preferred Shares, Series C Preferred Shares, Series B-1 Preferred Shares, and Series B Preferred Shares on a pari passu and ratably on an as converted basis, in priority to any payment to the holders of Series A Preferred Shares and Ordinary Shares of the Company as provided herein, and (c) to each holder of the Series A Preferred Shares in priority to any payment to the holders of Ordinary Shares as provided herein. Dividends on each Preferred Share, except for the Series D-1 Preferred Shares, shall accrue on a daily basis at the rate of eight percent (8%) per annum on the sum of the Subscription Price thereof. Dividends on the Series D-1 Preferred Shares shall accrue on a daily basis at the rate of ten percent (10%) per annum on the sum of the Subscription Price thereof. The Company shall not (x) declare, pay or set aside any dividends on shares of any other class or series of securities of the Company (other than dividends on Ordinary Shares payable in form of Ordinary Shares) unless (in addition to the obtaining of any consents required elsewhere in these Articles) the holders of the Series D-1 Preferred Shares then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding Series D-1 Preferred Share in accordance with this Article 13(A)(i); (y) declare, pay or set aside any dividends on shares of any other class or series of securities of the Company (other than dividends on Ordinary Shares payable in form of Ordinary Shares or dividends on Series D-1 Preferred Shares) unless (in addition to the obtaining of any consents required elsewhere in these Articles) the holders of the Series D-2, Series C-2, Series C-1, Series C, Series B-1 and Series B Preferred Shares then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding Series D-2, Series C-2, Series C-1, Series C, Series B-1 and Series B Preferred Share in accordance with this Article 13(A)(i); and (z) declare, pay or set aside any dividends on shares of any other class or series of securities of the Company (other than dividends on Ordinary Shares payable in form of Ordinary Shares or dividends on Series D-1, Series D-2, Series C-2, Series C-1, Series C, Series B-1 and Series B Preferred Shares) unless (in addition to the obtaining of any consents required elsewhere in these Articles) the holders of the Series A Preferred Shares then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding Series A Preferred Share in accordance with this Article 13(A)(i). The right to receive dividends on Preferred Shares shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Shares by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

(ii)	In addition to and without prejudice to the entitlement to the preferential dividends referred to in Article 13(A)(i) above, in the event that the Company declares or pays any dividends upon the then issued and outstanding Ordinary Shares (whether payable in cash, securities or other property), the Company shall also declare and pay to the holders of the Preferred Shares before or at the same time that it declares and pays such dividends to the holders of the Ordinary Shares, the dividends which would have been declared and paid with respect to the Ordinary Shares issuable upon conversion of the Preferred Shares had all of the then issued and outstanding Preferred Shares been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Ordinary Shares entitled to such dividends are to be determined.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

(B)	Liquidation Preference

(i)	Upon the occurrence of a Liquidation Event, each holder of the the Series D-1 Preferred Shares shall be entitled to be paid out of the assets of the Company available for distribution among the Members, on parity with each other and in priority to any payment to be made to the holders of any other class of shares of the Company by reason of their ownership of such shares, the amount per share equal to the greater of (a) one hundred and fifty and ninety-five hundredths percent (150.95%) of the Subscription Price (as adjusted for subdivisions, bonus issues, combinations, recapitalizations and similar events with respect to such shares) for each D-1 Preferred Shares held, plus any declared but unpaid dividends thereon (including the dividend referred to in Article 13(A)(i)) and (b) such amount per share as would have been payable had all shares of Series D-1 Preferred Share been converted into Ordinary Shares pursuant to Article 13(D) immediately prior to such Liquidation Event (the “Series D-1 Liquidation Preference”). If the assets of the Company available for distribution among the holders of D-1 Preferred Shares shall not be sufficient to permit the payment of the Series D-1 Liquidation Preference in full, then all the assets legally available for distribution to be distributed to the Company’s members shall be distributed pro rata among such holders based upon the aggregate Series D-1 Liquidation Preference amount each such holder is otherwise entitled to receive pursuant to this sub-article (i).

(ii)	Upon the occurrence of a Liquidation Event and after paying in full the Series D-1 Liquidation Preference in accordance with sub-article (i) above, each holder of the Series D-2 Preferred Shares, Series C-2 Preferred Shares, and Series C-1 Preferred Shares shall be entitled to be paid out of the remaining assets of the Company available for distribution among the Members, on parity with each other and in priority to any payment to be made to the holders of any other class of shares of the Company by reason of their ownership of such shares, the amount per share equal to one hundred percent (100%) of the Subscription Price (as adjusted for subdivisions, bonus issues, combinations, recapitalizations and similar events with respect to such shares) for each D-2, C-2, and C-1 Preferred Shares held, plus any declared but unpaid dividends thereon (including the dividend referred to in Article 13(A)(i)) (the “100% Liquidation Preference”). If the assets of the Company available for distribution among the holders of D-2, C-2 and C-1 Preferred Shares shall not be sufficient to permit the payment of the 100% Liquidation Preference in full, then all the assets legally available for distribution to be distributed to the Company’s members shall be distributed pro rata among such holders based upon the aggregate 100% Liquidation Preference amount each such holder is otherwise entitled to receive pursuant to this sub-article (ii).

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

(iii)	Upon the occurrence of a Liquidation Event and after paying in full the Series D-1 Liquidation Preference and 100% Liquidation Preference in accordance with sub-articles (i) and (ii) above, each holder of the Series C Preferred Shares, Series B-1 Preferred Shares, Series B and Series A Preferred Shares shall be entitled to be paid out of the remaining assets of the Company available for distribution among the Members, on parity with each other and in priority to any payment to be made to the holders of the Ordinary Shares by reason of their ownership of such shares, the amount per share equal to one hundred twenty-five percent (125%) of the Subscription Price (as adjusted for subdivisions, bonus issues, combinations, recapitalizations and similar events with respect to such shares) for each Series C, B-1, B, and A Preferred Share held, plus any declared but unpaid dividends thereon (including the dividend referred to in Article 13(A)(i)) (the “125% Liquidation Preference”). If the assets of the Company available for distribution among the holders of Series C, B-1, B, and A Preferred Shares shall not be sufficient to permit the payment of the 125% Liquidation Preference in full, then all the assets legally available for distribution to be distributed to the Company’s members shall be distributed pro rata among such holders based upon the aggregate 125% Liquidation Preference amount each such holder is otherwise entitled to receive pursuant to this sub-article (iii).

(iv)	After paying in full the Series D-1 Liquidation Preference, the 100% Liquidation Preference, and the 125% Liquidation Preference due pursuant to Article 13(B)(i) to (iii) above, the remaining assets of the Company available for distribution to Members, if any, shall be distributed with equal priority to the holders of the Preferred Shares and Ordinary Shares on a pro rata basis, based on the number of Ordinary Shares then held by each holder on an as-converted basis.

(v)	Notwithstanding the foregoing, the aggregate distributions made pursuant to one or more subsections of this Article 13(B) with respect to any Series A Preferred Share shall not exceed an amount equal to three (3) times the applicable Subscription Price for Series A Preferred Shares (as adjusted for subdivisions, bonus issues, combinations, recapitalizations and similar events with respect to such shares) plus any declared but unpaid dividends.

(vi)	The distribution to the holder(s) of the Preferred Shares under this Article may be paid in cash or in marketable securities (or a combination of both), subject to applicable laws, at the sole election of each holder of Preferred Shares from such cash or marketable securities (as the case may be) as may be legally available for such distribution.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

(C)	Voting Rights

Each holder of Preferred Shares and each holder of Ordinary Shares shall be entitled to receive notice of and to attend, speak and vote at all general meetings of the Company. At any general meeting of the Company, unless otherwise explicitly provided in these Articles, each holder of Preferred Shares present in person or (being a corporation) present by a duly authorised corporate representative or by proxy shall be entitled to vote on all matters submitted to the Members for a vote together with the holders of the Ordinary Shares voting together as a single class, and on a poll the holders of Ordinary Shares shall be entitled to one vote per Ordinary Share held by him and the holders of Preferred Shares shall be entitled to one vote for each Ordinary Share then-issuable upon conversion of the Preferred Shares then-held by him as of the record date for such vote or, if no record date is specified, as of the date of such vote.

(D)	Conversion

(i)	Conversion Right. Without prejudice to any rights with respect to any declared but unpaid dividends on the then issued and outstanding Preferred Shares, each holder of the Preferred Shares shall be entitled at any time and in the manner set out in these Articles to convert all or a portion of his Preferred Shares into such number of fully paid and non-assessable Ordinary Shares (the “Conversion Right”) by dividing (x) the Subscription Price for such Preferred Shares by (y) the then-effective Conversion Price for such Preferred Shares, as adjusted or readjusted in accordance with Article 13(D)(iv) and 13(D)(v) below based on the adjustment or readjustment of the Conversion Price (the “Conversion Rate”), except as otherwise provided in any other agreement entered into by the Company and such holder of Preferred Shares. The Ordinary Shares which are issued on conversion in accordance with this Article 13(D) shall be credited as fully paid and rank pari passu and form one class in all respects with the Ordinary Shares then in issue. For purposes of these Articles, the “Conversion Price” of a Preferred Share shall initially equal the Subscription Price of such Preferred Share, resulting in an initial Conversion Rate for such Preferred Share of 1:1, and shall be subject to adjustment and readjustment from time to time as provided in Article 13(D)(iv) and 13(D)(v) below.

(ii)	Automatic Conversion. Each Preferred Share then in issue shall automatically be converted into Ordinary Shares based on the Conversion Price at the time in effect for such Preferred Shares immediately upon:

(a)	the consent in writing of (i) the holders of not less than a two-thirds majority of the then issued and outstanding Preferred Shares and (ii) the holders of at least eighty percent (80%) of the Series D-1 Preferred Shares then outstanding, each voting as a separate class on an as converted to Ordinary Shares basis; or

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

(b)	the consummation of a Qualified IPO.

The date of the receipt of the consent in writing contemplated by Article 13(D)(ii)(a) by the Company or the date of a Qualified IPO for the purposes of this Article 13(D)(ii) shall be referred to as the “Automatic Conversion Date”. Conversion of the Preferred Shares as are due to be converted on any Automatic Conversion Date (for such purposes, such shares being the “Relevant Automatic Shares”) shall be effected by the compulsory redemption of the Relevant Automatic Shares of the relevant Member and, on behalf of such Member, the automatic application of the proceeds of redemption (calculated on the basis that the Ordinary Shares to be issued as part of the conversion or exchange will be issued at par) in paying for the new Ordinary Shares into which such Preferred Shares have been converted or exchanged, or in such other manner as the Board may approve, subject to the Statute. Articles 13(D)(iii) to (x) shall apply mutatis mutandis to any automatic conversion contemplated by this Article 13(D)(ii), provided that the provisions of Article 13(D)(iii)(a), Article 13(D)(iii)(b), Article 13(D)(iii)(c) Article 13(D)(iii)(d), Article 13(D)(iii)(g), Article 13(D)(x)(c) and Article 13(D)(x)(d) shall not apply in respect of any automatic conversion contemplated by this Article 13(D)(ii)

(iii)	Mechanics of Conversion.

(a)	The Conversion Right shall be exercisable by a holder of Preferred Shares by signed written notice to the Company setting out (x) the number of Preferred Shares to be converted and (y) such holder’s name or the names of the nominees in which such holder wishes the Ordinary Shares issuable upon conversion to be issued, or a notice in such other form that may from time to time be prescribed by the Board in lieu thereof (a “Conversion Notice”) (which notice shall specify a fixed date as the date for the conversion to be effected (“Conversion Date”)) in respect of all or a portion of the Preferred Shares held by such holder and delivering the relevant share certificate(s), if any, evidencing no less than the number of Preferred Shares to be converted, to the Company or to the agent of the Company appointed for such purpose at any time (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), together with such other evidence, if any, as the Board may reasonably require to prove the title of the person exercising such right and the payment of all taxes and stamp, issue and registration duties (if any) arising on conversion in any jurisdiction. A Conversion Notice, once given, may not be withdrawn without the consent in writing of the Company. Subject to Article 13(D)(iii), conversion shall take place on the Conversion Date specified in the Conversion Notice at the registered office.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

(b)	Conversion of the Preferred Shares as are due to be converted on any Conversion Date (the “Relevant Shares”) shall be effected by the compulsory redemption of the Preferred Shares of the relevant Member and, on behalf of such Member, the automatic application of the proceeds of redemption (calculated on the basis that the Ordinary Shares to be issued as part of the conversion or exchange will be issued at par) in paying for the new Ordinary Shares into which such Preferred Shares have been converted or exchanged, or in such other manner as the Board may approve, subject to the Statute and the consent of the holder of the Relevant Shares.

(c)	The Relevant Shares shall not rank for any fixed dividend in respect of the period after the relevant Conversion Date but otherwise shall be entitled to be paid any declared but unpaid dividends prior to the Conversion Date as and when declared by the Board. The Ordinary Shares to which any holder of the Relevant Shares shall become entitled in consequence of exercising his right to convert shall carry the right to receive all dividends declared on such Ordinary Shares and other distributions declared made or paid upon the Ordinary Shares in respect of the financial year of the Company in which such shares are allotted and shall rank pari passu in all other respects and form one class with the Ordinary Shares in issue at the relevant Conversion Date and fully paid or credited as fully paid (as the case may be), except to the extent that the Preferred Shares so converted shall already have participated in such dividend.

(d)	On or prior to the relevant Conversion Date, the Company shall pay the Preferred Liquidation Preference with respect to the Relevant Shares as of the Conversion Date to the converting holder pursuant to Article 13(D)(x)(c). On or promptly after the relevant Conversion Date, the Company shall issue and deliver to each holder of Relevant Shares a certificate (in such name or names as the converting holder has specified in the Conversion Notice) for the number of full Ordinary Shares issuable upon such conversion in accordance with the provisions hereof, credited as fully paid (and, if applicable, a cash payment in respect of any fractional entitlement as provided in Article 13(D)(iii)(f) in lieu of any fraction of an Ordinary Share otherwise issuable upon such conversion) and shall issue and deliver, if applicable, a certificate evidencing any Preferred Shares which were evidenced by the certificate or certificates delivered to the Company in connection with such conversion but which were not converted.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

(e)	So long as the Preferred Shares remain capable of being converted into Ordinary Shares, then upon the occurrence of any Liquidation Event the Company shall forthwith give notice thereof in writing to all the holders of the Preferred Shares.

(f)	If the conversion of any Preferred Shares would otherwise result in the issuance of any fractions of Ordinary Shares, such fractions shall not be issued, but instead a cash payment in US$ shall be made by the Company to the converting holder of the Preferred Shares equal to such fraction multiplied by the fair market value per Ordinary Share at the relevant time reasonably determined by the Board in good faith, unless the payment would amount to less than US$5 in aggregate payable to any single converting holder in which case such amount will not be distributed but shall be retained for the benefit of the Company.

(g)	The issuance of certificates for Ordinary Shares issued upon conversion of any Preferred Shares and for any unconverted Preferred Shares represented by certificates delivered by the converting holders to the Company as provided in Article 13(D)(iii)(d) shall be made without charge to the holders of such Preferred Share in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of Ordinary Shares. Upon conversion of each Preferred Share, the Company shall take all such actions as are necessary in order to insure that the Ordinary Shares issuable with respect to such conversion shall be validly issued, credited as fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of Ordinary Shares upon conversion of any Preferred Shares pursuant to this Article 13(D)(iii).

(h)	All Preferred Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion, except only the right of the holders thereof to receive Ordinary Shares in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Article 13(D)(iii)(f) and to receive payment of any dividends declared but unpaid thereon. Any Preferred Shares so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for Members’ approval) as may be necessary to reduce the authorized number of the relevant Preferred Shares accordingly.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

(iv)	Adjustment on Conversion Price. The Conversion Price shall, except with the prior agreement of (x) the holders of at least two-thirds of the then issued and outstanding Preferred Shares, and (y) the holders of at least eighty percent (80%) of the Series D-1 Preferred Shares then outstanding, each voting as a separate class on an as converted to Ordinary Shares basis, be subject to adjustment in the following circumstances:

(a)	the issue for cash or other form of consideration of any Additional Shares for a consideration less than the Conversion Price, in which case the Conversion Price shall be adjusted in the manner provided in Article 13(D)(v);

(b)	any alteration in the value of the Ordinary Shares as a result of consolidation or sub-division, in which case the Conversion Price shall be adjusted in the manner described in Article 13(D)(viii);

(c)	the issue of Ordinary Shares credited as fully paid to the holder of Ordinary Shares by way of dividend, bonus or other distribution in additional Ordinary Shares, in which case the Conversion Price shall be adjusted in the manner provided in Article 13(D)(vii); and

(d)	the occurrence of an Organic Change, in which case the Conversion Price shall be adjusted in the manner provided in Article 13(D)(ix).

(v)	Anti-dilution Adjustment.

(a)	With respect to any series of Preferred Shares, if the Company shall issue any Additional Shares for a consideration per share less than the Conversion Price for such series of Preferred Shares in effect immediately prior to the issuance of Additional Shares, then the Conversion Price of such series of Preferred Shares shall be adjusted in accordance with the following formula:

NCP =	OCP *	(OS + CS)
(OS + AS)
Where:

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

NCP	=	the Conversion Price in effect immediately after the issuance of such Additional Shares

OCP	=	the Conversion Price in effect immediately prior to the issuance of such Additional Shares

OS	=	the number of Ordinary Shares on an as-converted and fully-diluted basis, taking into account the number of Ordinary Shares into which the outstanding options to purchase Ordinary Shares are exercisable, for which the outstanding warrants exercisable for Ordinary Shares are exercisable, and into which all the outstanding convertible equity securities (including Preferred Shares) are convertible, based on the Conversion Price in effect immediately prior to the issuance of such Additional Shares, in each case, as of immediately prior to the issuance of such Additional Shares (regardless of whether such outstanding options, warrants or convertible equity securities are exercisable or convertible at such time)

CS	=	the number of Ordinary Shares that would have been issued if such Additional Shares had been issued at a price per share equal to OCP

AS	=	the number of Additional Shares issued in such transaction

(b)	No adjustment of the Conversion Price shall have the effect of increasing the Conversion Price to higher than the Conversion Price in effect immediately prior to such adjustment.

(c)	The adjustment to the Conversion Price referred to in Article 13(D)(v)(a) above shall be made successively whenever any Additional Shares are issued for a consideration per share less than a price equal to the Conversion Price in effect immediately prior to the issuance of Additional Shares.

(d)	In the case of the issuance of Additional Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof irrespective of any accounting treatment as determined in good faith by a majority of the Board (which shall include the affirmative vote or written consent of the Series D-1 Director).

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

(vi)	Adjustment for Issuance of Options or Convertible Securities. In the case of the issuance of options, rights or warrants to purchase or subscribe for Ordinary Shares, or securities by their terms directly or indirectly convertible into or exchangeable for Ordinary Shares or options, rights or warrants to purchase or subscribe for such convertible or exchangeable securities (other than options, rights or warrants granted to employees, consultants or Directors of the Company pursuant to a share option plan or restricted share plan existing as of the Series D-1 Original Issue Date) (hereinafter collectively referred to as “Options”), the aggregate maximum number of Ordinary Shares issuable or deliverable upon exercise of the Options shall be deemed to have been issued at the time the Options were issued and for a consideration equal to the consideration, if any, received by the Company upon the issuance of the Options plus the minimum exercise price provided in the Options, and all such Ordinary Shares issuable or deliverable shall be deemed Additional Shares issued at the time of the issuance of such Options. If the consideration is lower than the applicable Conversion Price in effect immediately prior to the issuance of such Options, then the Conversion Price shall be adjusted forthwith as set out in Article 13(D)(v) above, but no further adjustment shall be made for the actual issuance of Ordinary Shares or any payment of such consideration upon the exercise of the Options.

(vii)	Adjustment for Dividends and Distributions. In the event the Company makes or issues any dividend, bonus or other distribution in additional Ordinary Shares (hereinafter referred to as “Ordinary Shares Equivalents”), or fixes a record date for the determination of the holders of Ordinary Shares to receive any Ordinary Shares Equivalents, then the applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(a)	the numerator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b)	the denominator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such Ordinary Shares Equivalents.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

Notwithstanding the foregoing, (x) if such record date shall have been fixed and such dividend, bonus or other distribution is not fully paid or if such dividend, bonus or other distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this sub-article (vii) as of the time of actual payment of such dividend, bonus or other distribution; and (y) that no such adjustment shall be made if the holders of the Preferred Shares simultaneously receive a dividend, bonus or other distribution of Ordinary Shares in a number equal to the number of Ordinary Shares as they would have received if all outstanding Preferred Share had been converted into Ordinary Shares on the date of such event.

In the event the Company at any time or from time to time after the Series D-1 Original Issue Date shall make or issue, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend, bonus or other distribution payable in securities of the Company (other than a distribution of Ordinary Shares in respect of outstanding Ordinary Shares) or in other property and the provisions of Article 13(A) do not apply to such dividend, bonus or distribution, then and in each such event the holders of the Preferred Shares shall receive, simultaneously with the distribution to the holders of Ordinary Shares, a dividend, bonus or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Preferred Shares had been converted into Ordinary Shares on the date of such event.

(viii)	Adjustment for Share Splits and Combinations. If the number of Ordinary Shares issued at any time is adjusted by a subdivision of the issued and outstanding Ordinary Shares, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of Ordinary Shares issuable on conversion of each applicable series of Preferred Shares shall be increased in proportion to such increase in the aggregate number of the then issued and outstanding Ordinary Shares. If the number of Ordinary Shares issued at any time is adjusted by a consolidation of the issued and outstanding Ordinary Shares, then the Conversion Price in effect immediately before that consolidation shall be proportionately increased so that the number of Ordinary Shares issuable on conversion of each applicable series of Preferred Shares shall be decreased in proportion to such decrease in the aggregate number of the then issued and outstanding Ordinary Shares. Any adjustment under this sub-article (viii) shall become effective at the close of business on the date the subdivision or combination becomes effective.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

(ix)	Adjustment due to Organic Change. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, in each case which is effected in such a manner that the holders of Ordinary Shares are entitled to receive (either directly or upon subsequent liquidation) shares, securities or other assets with respect to or in exchange for Ordinary Shares (other than a transaction covered by Articles 13(D)(v), 13(D)(vi) or 13(D)(vii)), is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Company shall make appropriate provisions (in form and substance satisfactory to (x) the holders of at least a majority of the Preferred Shares then issued and outstanding and (y) the holders of at least 80% of the Series D-1 Preferred Shares then outstanding, each voting as a separate class) to insure that each of the holders of the Preferred Shares shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the Ordinary Shares immediately theretofore acquirable and receivable upon the conversion of such holder’s Preferred Shares, such shares, securities or other assets as such holder would have received in connection with such Organic Change if such holder had converted its Preferred Shares immediately prior to such Organic Change. In each such case, the Company shall also make appropriate provisions (in form and substance satisfactory to (x) the holders of a majority of the then issued and outstanding Preferred Shares and (y) the holders of at least 80% of the Series D-1 Preferred Shares then outstanding, each voting as a separate class) to insure that the provisions of this Article 13(D) shall thereafter be applicable to the Preferred Shares as nearly as reasonably may be, in relation to any shares, securities or other assets thereafter deliverable upon the conversion of the Preferred Shares (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Price to reflect the value of the Ordinary Shares based on the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of Ordinary Shares acquirable and receivable upon conversion of the Preferred Shares, if the value so reflected is less than the Conversion Price in effect immediately prior to such Organic Change). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Preferred Shares then issued and outstanding), the obligation to deliver to each such holder such shares, securities or other assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. If any event occurs of the type contemplated by the provisions of these Articles but not expressly provided for by such provisions (including, without limitation, the granting of share appreciation rights, phantom share rights or other rights with equity features), then the Board shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided, that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to these Articles or decrease the number of Ordinary Shares issuable upon conversion of each Preferred Share.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

(x)	Miscellaneous.

(a)	The number of Ordinary Shares to be issued in connection with the conversion of any Preferred Shares shall be rounded to the nearest whole share such that no fractional shares shall be issued upon the conversion of any Preferred Shares. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Preferred Shares the holder is at the time converting into Ordinary Shares and the number of Ordinary Shares issuable upon such aggregate conversion.

(b)	Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to these Articles, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting out such adjustment or readjustment (including the kind and amount of shares, securities or other assets into which the Preferred Shares are convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, as promptly as reasonably practicable (and in any event not later than ten (10) days thereafter) furnish or cause to be furnished to such holder a like certificate setting out (i) such adjustment and readjustment, (ii) the Conversion Price for such series of Preferred Shares at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other shares, securities or assets that at the time shall be received upon the conversion of a Preferred Share.

(c)	Upon the conversion of any Preferred Shares (other than as a result of a Qualified IPO), the holders of such Preferred Shares shall be entitled to receive the Preferred Liquidation Preference with respect to such Preferred Shares as of the relevant Conversion Date prior to or simultaneously with the conversion. If for any reason the Company is unable to pay any portion of the declared and unpaid dividends with respect to such Preferred Shares, such dividends may, at the converting holder’s option, be converted into an additional number of Ordinary Shares determined by dividing the amount of the declared and unpaid dividends to be applied for such purpose by the Conversion Price then in effect with respect to such conversion.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

(d)	In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Preferred Shares, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(e)	The Company shall at all times reserve and keep available out of its authorised but unissued Ordinary Share capital, solely for the purpose of effecting the conversion of the Preferred Shares, such number of duly authorized Ordinary Shares as shall from time to time be sufficient to effect the conversion of all the Preferred Shares; and if at any time the number of authorised but unissued Ordinary Shares shall not be sufficient to effect the conversion of all the Preferred Shares, in addition to such other remedies as shall be available to the holder of the Preferred Shares concerned, the Company shall take such corporate action as may be necessary to increase its authorised but unissued Ordinary Share capital to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite Members’ approval or any necessary amendment to these Articles or the Memorandum. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the Ordinary Shares issuable upon conversion of any Preferred Share, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable Ordinary Shares at such adjusted Conversion Price.

(f)	The Company shall take all such actions as may be necessary to insure that all Ordinary Shares to be issued in connection with the conversion of any Preferred Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any securities exchange upon which the Ordinary Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not take any action which would cause the number of authorized but unissued Ordinary Shares to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Preferred Shares.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

(E)	Waiver. Any of the rights, powers, preferences and other terms of any Preferred Shares set forth in these Articles may be waived on behalf of all holders of Preferred Shares by the affirmative written consent or vote of (i) (x) the holders of at least a two-thirds (2/3) majority of the Preferred Shares then outstanding, and (y) the holders of at least 80% of the Series D-1 Preferred Shares then outstanding, each voting as a separate class on an as converted to Ordinary Shares basis; or (ii) the unanimous affirmative vote or written consent of each of the Directors.

REDEMPTION

14.	General. Unless prohibited by Cayman law governing distributions to shareholders, the Series D-1 Preferred Shares shall be redeemed by the Company at a price equal to the greater of (A) one hundred and thirty percent (130%) of the Subscription Price per share, plus all accrued but unpaid dividends thereon and (B) the Fair Market Value (determined in the manner set forth below) of a single Series D-1 Preferred Share as of the date of the Company’s receipt of the Redemption Request (the “Redemption Price”), in three (3) annual instalments commencing not more than sixty (60) days after receipt by the Company at any time on or after the third (3rd) anniversary of the Series D-1 Original Issue Date from the requisite holders of written notice requesting redemption of all Series D-1 Preferred Shares (the “Redemption Request”). The holders of Series D-1 Preferred Shares must file its Redemption Request within one (1) month following the third (3rd) anniversary of the Series D-1 Original Issue Date, otherwise such right of Redemption shall be automatically terminated. Upon receipt of a Redemption Request, the Company shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Cayman law governing distributions to shareholders. For purposes of this Article 14, the Fair Market Value of a single Series D-1 Preferred Share shall be the value of a single Series D-1 Preferred Share as determined in good faith by the Board (which shall include the affirmative vote or written consent of the Series D-1 Director). The date of each such instalment provided in the Redemption Notice (as defined below) shall be referred to as a “Redemption Date.” On each Redemption Date, the Company shall redeem, on a pro rata basis in accordance with the number of Series D-1 Preferred Shares owned by each holder, that number of outstanding Series D-1 Preferred Shares determined by dividing (i) the total number of Series D-1 Preferred Shares outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If on any Redemption Date Cayman law governing distributions to shareholders prevents the Company from redeeming all Series D-1 Preferred Shares to be redeemed, the Company shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

15.	Redemption Notice. The Company shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Series D-1 Preferred Share not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:

(A)	the number of shares of Series D-1 Preferred Shares held by the holder that the Company shall redeem on the Redemption Date specified in the Redemption Notice;

(B)	the Redemption Date and the Redemption Price;

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

(C)	the date upon which the holder’s right to convert such shares terminates (which shall be at the close of business on the last full day preceding the relevant Redemption Date, unless the Redemption Price is not fully paid on such Redemption Date, in which case the Conversion Rights for such shares shall continue until such Redemption Price is paid in full); and

(D)	for holders of shares in certificated form, that the holder is to surrender to the Company, in the manner and at the place designated, his certificate or certificates representing the Series D-1 Preferred Shares to be redeemed.

16.	Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of Series D-1 Preferred Shares to be redeemed on such Redemption Date, unless such holder has exercised his right to convert such shares as provided in Article 13(D)(i), shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the Series D-1 Preferred Shares represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed Series D-1 Preferred Shares shall promptly be issued to such holder.

17.	Interest. If any Series D-1 Preferred Shares are not redeemed for any reason on any Redemption Date, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Company shall pay interest on the Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to twelve percent (12% (increased by one percent (1%) each month following the Redemption Date until the Redemption Price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and be compounded annually; provided that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”), provided, however, that the Company shall take all such actions as may be necessary, including making any applicable governmental filings, to cause the Maximum Permitted Rate to be the highest possible rate. In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

18.	Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the Series D-1 Preferred Shares to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the Series D-1 Preferred Shares so called for redemption shall not have been surrendered, dividends with respect to such Series D-1 Preferred Shares shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

19.	Redeemed or Otherwise Acquired Shares. Any Series D-1 Preferred Shares that are redeemed or otherwise acquired by the Company or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Company nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series D-1 Preferred Shares following redemption.

COMMISSIONS

20.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

21.	No person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

22.	The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

23.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

24.	To give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

25.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

REGISTRATION OF EMPOWERING DOCUMENTS

26.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney or other instrument.

TRANSMISSION OF SHARES

27.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

28.	(A)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(B)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

29.	Any person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED HOWEVER that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

30.	Right of First Refusal

(A)	Notice of Transfer. If any of the Founders (the “Selling Party”) proposes to Transfer any of the Selling Party’s Shares or other securities convertible into or exercisable for the Shares, whether owned as of the date hereof or hereinafter acquired by the Selling Party (the “Selling Party Shares”), then the Selling Party shall promptly give written notice (the “Notice”) simultaneously to the Company and to each other Investor (collectively, the “Non-Selling Investors”) at least thirty (30) days prior to the closing of such Transfer. For purposes of these Articles, the term “Transfer” shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, and whether directly or indirectly, by the Selling Party. The Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of Selling Party Shares of the applicable Selling Party to be Transferred, the nature of such Transfer, the form and amount of consideration to be paid and the name and address of each prospective purchaser or transferee. In the event that the Transfer is being made pursuant to the provisions of Article 32, the Notice shall state under which grounds provided in Article 32 the Transfer is being made.

(B)	Company Right of First Refusal. For a period of twenty (20) days following receipt of any Notice described in Article 30(A), the Company shall have the right to purchase all or a portion of the Selling Party Shares subject to such Notice in cash or by cancellation of indebtedness to the Company, if any, or a combination thereof, and otherwise on the same terms and conditions as set forth in the Notice; provided that if the purchase price included in the Notice includes any non-cash consideration, the value in cash thereof for purposes of this Article 30(B) will be determined in good faith by the Board. The Company’s purchase right as set forth in this Article 30(B) shall be exercised by written notice signed by an officer of the Company (the “Company Notice”) and delivered to the Selling Party and each Non-Selling Investor within such twenty (20)-day period. The Company shall effect the purchase of the Selling Party Shares, including payment of the purchase price, subject to an appropriate adjustment to take into account any deferred payment terms that were included in the Notice, not more than fifteen (15) Business Days after delivery of the Company Notice, and at such time the Selling Party shall deliver to the Company the certificate(s) representing the Selling Party Shares to be purchased by the Company. The Selling Party Shares so purchased shall thereupon be cancelled and cease to be issued and outstanding Shares in the Company’s share capital.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

(C)	Preferred Investors’ Right of First Refusal. In the event that the Company does not elect to purchase all of the Selling Party Shares available pursuant to its rights under Article 30(B) within the period set forth therein, the Selling Party shall promptly give written notice (the “Second Notice”) to each Non-Selling Investor, which shall set forth the number of the Selling Party Shares not purchased by the Company and which shall include the terms of the Notice set forth in Article 30(A). Each Non-Selling Investor shall then have the right, exercisable upon written notice to the Selling Party (the “Preferred Investor Notice”) within fifteen (15) days (the “Preferred Investor ROFR Exercise Period”) after the receipt of the Second Notice, to purchase the remaining Selling Party Shares subject to the Second Notice on a pro rata basis (the “Preferred Investor Pro Rata ROFR Portion”) in respect of their respective shareholding in cash and otherwise on the same terms and conditions as set forth therein. For purposes of this Article 30(C), the Preferred Investor Pro Rata ROFR Portion of a specified quantity of the remaining Selling Party Shares shall mean the number of Selling Party Shares which equals to the specified quantity of the Selling Party Shares proposed to be Transferred by the Selling Party in the Second Notice, multiplied by a fraction equal to (i) the number of Shares then held by such Non-Selling Investor (on an as converted basis and including the Ordinary Shares issued or issuable upon conversion thereof), divided by (ii) the total number of Shares (on an as converted basis and including the Ordinary Share issued or issuable upon conversion thereof) then held by all the Non-Selling Investors. Each of the Non-Selling Investors who so exercise their rights under this Article 30(C) (the “Participating Preferred Investors”) shall effect the purchase of its Investor Pro Rata ROFR Portion of the Selling Party Shares (the “Investor Pro Rata ROFR Shares”), including payment of the purchase price, subject to an appropriate adjustment to take into account any deferred payment terms that were included in the Second Notice in accordance with Article 30(E).

(D)	Under-subscription of Selling Party Shares. If rights to purchase the Selling Party Shares have been exercised by the Non-Selling Investors with respect to some but not all of the Selling Party Shares by the end of the Preferred Investor ROFR Exercise Period, then, within ten (10) days after the expiration of the Preferred Investor ROFR Exercise Period, the Selling Party shall send written notice (the “Undersubscription Notice”) of the foregoing to those Non-Selling Investors who have fully exercised their rights of first refusal within the Preferred Investor ROFR Exercise Period (the “Exercising Investors”). Each Exercising Investor shall have an additional right to purchase all or any part of the balance of any such remaining unsubscribed Selling Party Shares on the terms and conditions set forth in the Notice. To exercise its rights to purchase additional Selling Party Shares pursuant to this Article 30(D), an Exercising Investor must deliver to the Selling Party an exercise notice indicating the additional number of Selling Party Shares such Exercising Investor wishes to purchase within ten (10) days after the receipt of the Undersubscription Notice (the “Undersubscription Exercise Period”). In the event there are two (2) or more such Exercising Investors that choose to exercise the last-mentioned option for a total number of remaining Selling Party Shares in excess of the number available, the remaining Selling Party Shares available for purchase under this Article 30(D) shall be allocated to such Exercising Investors pro rata based on the number of Selling Party Shares such Exercising Investors have elected to purchase pursuant to its right of first refusal in accordance with Article 30 (without giving effect to any Selling Party Shares that any such Exercising Investor has elected to purchase pursuant to the Undersubscription Notice). If the options to purchase the remaining Selling Party Shares are exercised in full by the Exercising Investors, the Company shall immediately notify all of the Exercising Investors and the Selling Party of that fact. Within ten (10) days after the expiration of the Undersubscription Exercise Period, the Selling Party shall give written notice to each Non-Selling Investor specifying the number of Selling Party Shares that was subscribed by the Non-Selling Investors exercising their rights of first refusal and the number of Selling Party Shares (if any) that shall be the subject of a Transfer.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

(E)	Closing. The closing of the purchase of the Selling Party Shares pursuant to an exercise of the right of first refusal (including any purchase pursuant to Article 30(D) above) shall take place at such time and place as the parties to such closing may agree but in no event later than sixty (60) days after delivery of the Notice or twenty (20) days after receipt of the last foreign investment or other approval sought by the Participating Preferred Investor(s) from the applicable governmental authority in connection with the purchase (if any), whichever is later. At the closing of such purchase, the Selling Party shall deliver to each Participating Preferred Investor a signed transfer instrument and the share certificate(s) (if applicable) relating to the applicable Selling Party Shares to be sold to such Participating Preferred Investor by the Selling Party, and each Participating Preferred Investor shall pay to the Selling Party, within ten (10) Business Days after having been entered into the Company’s register of members as the holder of such Selling Party Shares, in immediately available funds an amount equal to the total number of the Selling Party Shares purchased by such Participating Preferred Investor pursuant to such purchase multiplied by the price per Share described in the Notice.

(F)	Termination of Rights of First Refusal. The Company’s and Investors’ rights of first refusal provided under Article 30 shall terminate upon the earliest to occur of (i) the closing of a Qualified IPO, (ii) the dissolution or winding up of the Company, or (iii) immediately prior to the effective date of a Change of Control. For purposes of these Articles, “Change of Control” shall mean any of the events listed in sub-clauses (a), (b) and (c) of the definition of “Liquidation Event” in Article 1.

(G)	For the avoidance of doubt, any Transfer of Shares by any Investor shall not be subject to any restrictions (other than transfer restrictions under applicable securities laws), including the right of first refusal transfer restriction set forth in this Article 30.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

31.	Rights of Co-Sale

(A)	Co-Sale Rights. In the event that the rights of first refusal set forth in Article 30 above have not been exercised over all or any part of the Selling Party Shares, and that the unpurchased Selling Party Shares are to be Transferred to the prospective purchaser, each Non-Selling Investor who has not exercised its right of first refusal as set forth in Article 30 above (each, a “Co-Sale Right Holder”) shall then, severally, have the option, exercisable upon written notice to the Selling Party within ten (10) days after the expiration of all required notice periods relating to the right of first refusal described above in Article 30(B), 30(C) and 30(D), to participate in such Selling Party’s sale of Selling Party Shares not elected to be purchased by the Company or other Non-Selling Investors in accordance with Article 30(B), 30(C) and 30(D) above pursuant to the specified terms and conditions of the Notice, up to the Co-Sale Pro Rata Portion of such Co-Sale Right Holder (the “Co-Sale Right”). For purposes of these Articles, the term “Co-Sale Pro Rata Portion” shall be, as to the Co-Sale Right of each Co-Sale Right Holder, the percentage determined by dividing (i) the number of Shares held (on an as converted to Ordinary Shares basis) by such Co-Sale Right Holder, by (ii) the total number of Shares held (on an as converted to Ordinary Shares basis) by the Selling Party and all the Co-Sale Right Holders. To the extent that a Co-Sale Right Holder exercises such Co-Sale Right, the number of Shares which the Selling Party may sell pursuant to the Notice shall be correspondingly reduced.

(B)	The Co-Sale Right Holders who elect to exercise their Co-Sale Rights are referred to in these Articles as “Participants”. The Co-Sale Rights granted under this Article 31 shall terminate upon the earliest to occur of (i) the closing of a Qualified Public Offering, (ii) the dissolution or winding up of the Company, or (iii) immediately prior to the effective date of a Change of Control.

(C)	Each Participant shall effect its participation in the sale by promptly delivering to the Selling Party in respect of the Shares which such Participant elects to sell, a duly signed share transfer instrument in favor of the prospective purchaser and any share certificate(s) issued in respect thereof (where applicable).

(D)	The Shares in respect of which the transfer instruments that each Participant delivers to the Selling Party shall be transferred to the prospective purchaser in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Notice, and the Selling Party shall concurrently remit to such Participant that portion of the sale proceeds to which such Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser prohibits such assignment or otherwise refuses to purchase any Shares or other securities from a Participant, the Selling Party shall not sell to such prospective purchaser or purchasers any of its Selling Party Shares unless and until, simultaneously with such sale, such Selling Party shall purchase such shares or other securities from such Participant on the same terms as described in the Notice.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

(E)	For the avoidance of doubt, any Transfer of Shares by any Investor shall not be subject to any restrictions (other than transfer restrictions under applicable securities laws), including the co-sale restriction set forth in this Article 31.

32.	Exempt Transfers of Shares.

(A)	The rights of first refusal set forth in Article 30 and the Investors’ co-sale rights set forth in Article 31 of these Articles shall not apply to: (i) any transfer of Shares by (A) the Selling Party to the Selling Party’s ancestors, descendants, spouse or siblings, or to any personal holding company, custodian or trusts for the benefit of the Selling Party for bona fide estate planning purposes; (B) by any such personal holding company, custodian or trust to the Selling Party or the Selling Party’s ancestors, descendants, spouse or siblings for bona fide estate planning purposes; or (C) by the Selling Party to any of its Affiliates other than a Restricted Party; (ii) any transfer of Shares by way of bequest or inheritance upon death; (iii) any sale or transfer of Shares to the Company; or (iv) any sale of Shares to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”); provided that with respect to (i) and (ii) above, the Selling Party, as part of the Notice required by Article 30 of these Articles, describes in reasonable detail the basis for his determination that such transfer or sale is exempt from the obligations of Article 30 and Article 31 of these Articles pursuant to this Article 32 and the transferee agrees in writing to be bound by and comply with the provisions hereof. Any Shares transferred pursuant to this Article 32 shall remain Shares under these Articles, and such transferee or donee shall be treated as a Shareholder for purposes of these Articles. For the purpose of this Article 32, a “Restricted Party” shall mean any Person, whether in corporate, proprietorship or partnership form or otherwise, that is engaged in any business directly related to the business of the Company or otherwise competing with the Company, and any Affiliate of such Person.

(B)	For the avoidance of doubt, any Transfer of Shares by any Investor shall not be subject to any restrictions (other than transfer restrictions under applicable securities laws), including the right of first refusal transfer restriction set forth in Article 30 and the co-sale restriction set forth in Article 31.

33.	Lapse and Reinstatement of Rights. The Selling Party shall have thirty (30) days following the expiration of all required notice periods to sell or enter into an agreement (pursuant to which the sale of Shares covered by the Notice shall be closed, if at all, within fifteen (15) days from the date of said agreement) to sell the Shares with respect to which the rights of first refusal and Co-Sale Rights were not exercised, at a price and upon terms no more favorable to the purchaser of such securities than specified in the Selling Party’s Notice. In the event the Selling Party has not sold the Shares or entered into an agreement to sell the Shares within said thirty (30) day period (or sold and issued Shares in accordance with the foregoing within fifteen (15) days from the date of said agreement), the Selling Party shall not thereafter issue or sell any Shares without first complying anew with the provisions of Article 30 and Article 31 of these Articles.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

CLOSING REGISTER OF MEMBERS OR FIXING OF RECORD DATE

34.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case forty (40) days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

35.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

36.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

37.	(A)	Subject to paragraph (C) hereof, the Company shall within one (1) year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning.

(B)	At these meetings the report of the Directors (if any) shall be presented.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

(C)	If the Company is exempted as defined in the Statute it may but shall not be obliged to hold an annual general meeting.

38.	(A)	The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(B)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(C)	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the first such twenty-one (21) day period.

(D)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

39.	At least ten (10) days’ notice shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 35 have been complied with, be deemed to have been duly convened if it is so agreed:

(A)	In the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(B)	In the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than seventy-five (75) per cent in nominal value or in the case of shares without nominal or par value seventy-five (75) per cent of the shares in issue having a right to attend and vote at the meeting, or their proxies.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

40.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

41.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; two (2) Members present in person or by proxy shall be a quorum, provided always that if the Company has one shareholder of record the quorum shall be that one (1) Member present in person or by proxy. Members may participate in any general meeting by means of conference telephone or similar communications equipment by means of which any persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

42.	A resolution (including a Special Resolution) in writing (in one (1) or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

43.	If within thirty (30) minutes from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within thirty (30) minutes from the time appointed for the meeting the Members present shall be a quorum.

44.	The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

45.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

46.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

47.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by proxy.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

48.	Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

49.	The demand for a poll may be withdrawn.

50.	Except as provided in Article 51, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

51.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

52.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every Member of record present in person or by proxy at a general meeting shall have one (1) vote and on a poll every Member of record present in person or by proxy shall have one (1) vote for each share registered in his name in the register.

53.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

54.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

55.	No Member shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

56.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

57.	On a poll or on a show of hands votes may be given either personally or by proxy.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

PROXIES

58.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointing Member or of his attorney duly authorised in writing, or, if the appointing Member is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

59.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting, provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointee that the instrument of proxy duly signed is in the course of transmission to the Company.

60.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

61.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

62.	Any corporation which is a Member of record of the Company may in accordance with its articles or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

63.	Shares belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

64.	There shall be a Board of Directors consisting of seven (7) members (exclusive of alternate directors) unless otherwise determined by the Board in accordance with the terms of these Articles.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

65.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

66.	The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

67.	A Director or alternate director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

68.	A Director or alternate director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate director.

69.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

70.	A Director or alternate director of the Company may be or become a Director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate director shall be accountable to the Company for any remuneration or other benefits received by him as a Director or officer of, or from his interest in, such other company.

ALTERNATE DIRECTORS

71.	Subject to the exception contained in Article 79, a Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate director to act in his stead and such appointee whilst he holds office as an alternate director shall, in the event of absence therefrom of his appointer, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointee, any other act or thing which his appointee is permitted or required to do by virtue of his being a Director as if the alternate director were the appointee, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointee ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing to the Company under the hand of the Director making the same.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

POWERS AND DUTIES OF DIRECTORS

72.	The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise an such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting PROVIDED HOWEVER that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

73.	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretion’s (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

74.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

75.	The Directors shall cause minutes to be made in books provided for the purpose:

(A)	of all appointments of officers made by the Directors;

(B)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(C)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

76.	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

77.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its underlying, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

MANAGEMENT

78.	(A)	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(B)	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(C)	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(D)	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

79.	The Directors may, from time to time, appoint one or more of their body (but not an alternate director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partially in one way and partially in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no alternate director appointed by him can act in his stead as a Director or managing director.

80.	The Directors may entrust to and confer upon a managing director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

81.	Except as otherwise provided by these Articles, the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate directors present at a meeting at which there is a quorum, the vote of an alternate director not being counted if his appointer be present at such meeting.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

82.	A Director or alternate director may, and the secretary on the requisition of a Director or alternate director shall, at any time summon a meeting of the Directors by at least two (2) days’ notice in writing to every Director and alternate director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and PROVIDED FURTHER if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization as the case may be. The provisions of Article 40 shall apply mutatis mutandis with respect to notices of meetings of Directors.

83.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be three (3), a Director and his appointed alternate director being considered only one person for this purpose, PROVIDED ALWAYS that if there shall at any time be only a sole Director the quorum shall be one. For the purposes of this Article an alternate director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

84.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

85.	The Directors may elect a Chairman of their Board and determine the period for which he is to hold office, but if no such Chairman is elected, or if at any meeting the Chairman is not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

86.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including alternate directors in the absence of their appointers) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

87.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall, unless specified otherwise in the terms of reference of such Committee as approved by the Board of Directors, be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall have a second or casting vote.

88.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate director as the case may be.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

89.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which any persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate director being entitled to sign such resolution on behalf of his appointee) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

90.	(A)	A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(B)	The provisions of Articles 58 - 61 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

91.	The office of a Director shall be vacated:

(A)	if he gives notice in writing to the Company that he resigns the office of Director;

(B)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(C)	if he is found a lunatic or becomes of unsound mind.

APPOINTMENT AND REMOVAL OF DIRECTORS

92.	The Company may by Ordinary Resolution appoint any person to be a Director (other than an Investor Director) and may in like manner remove any Director (other than an Investor Director) and may in like manner appoint another person in his stead.

93.	The Directors shall have power at any time and from time to time to appoint any person to be a Director (other than an Investor Director), either to fill a casual vacancy or as an addition to the existing Directors, PROVIDED THAT the total number of Directors (exclusive of alternate directors) shall not at any time exceed the number fixed in accordance with these Articles.

94.	So long as NBM Taiwan Ltd. continues to own beneficially 10% of the Shares then outstanding, NBM Taiwan Ltd. shall be entitled to appoint at least one (1) Director (the “NBM Director”).

95.	So long as Keen Castle Holdings Limited and Asia Spring International Limited continues to jointly own beneficially 20% of the Series A Preferred Shares then outstanding, Keen Castle Holdings Limited and Asia Spring International Limited shall be entitled to jointly appoint at least one (1) Director (the “Series A Director”).

96.	So long as at least 2,700,000 Series B Preferred Shares are outstanding, the holders of Series B Preferred Shares shall be entitled to appoint, by affirmative votes of the holders holding at least a majority of the Series B Preferred Shares then outstanding, one (1) Director (the “Series B Director”).

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

97.	So long as Palm Drive continues to own beneficially any Series D-1 Preferred Shares, Palm Drive shall be entitled to appoint one (1) Director (the “Series D-1 Director”, and collectively with the NBM Director, the Series A Director and the Series B Director, the “Investor Directors” and each, an “Investor Director”).

98.	So long as Yu-Ling Yang, Te Wei, Hsu, and Wei-Shen Lin (the “AD2 Shareholders”) continue to jointly own beneficially at least 3,000,000 Ordinary Shares, the AD2 Shareholders shall be entitled to jointly appoint one (1) Director.

99.	So long as the Founders continue to own beneficially any Shares of the Company, the Founders voting as a single class shall be entitled to elect two (2) Directors.

100.	The Members of the Company shall upon each such designation promptly take all actions (including, without limitation, voting the Shares owned by each, calling extraordinary meetings of Members and executing and delivering written consents) necessary to elect such candidates as Directors in accordance with Articles 94-99.

101.	Any Member or group of Members entitled to appoint any individual to be elected as a Director of the Company pursuant to Articles 94-99 shall have the right to remove any such Director occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any director occupying such position. Each Member also agrees to vote, or cause to be voted, all Shares owned by such Member, or over which such Member has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(A)	no Director elected pursuant to Articles 94-99 may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Person(s) entitled under the applicable provisions in Articles 94-99 to designate that Director; or (ii) the Person(s) originally entitled to appoint or approve such Director or occupy such Board seat pursuant to the applicable provisions in Articles 94-99 is no longer so entitled to appoint or approve such Director or occupy such Board seat;

(B)	any vacancies created by the resignation, removal or death of a Director elected pursuant to Articles 94-99 shall be filled pursuant to the provisions of Articles 94-99 and this Article 101; and

(C)	upon the request of any Member or group of Members entitled to appoint a Director as provided in Article 101(A) or Article 101(B) to remove such Director, such Director shall be removed.

All Members agree to execute any written consents required to perform the obligations of Articles 94-99 and this Article 101, and the Company agrees at the request of any Person or group entitled to appoint Directors of the Company to call a special meeting of Members for the purpose of electing Directors.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

102.	So long as there are at least 5,000,000 Preferred Shares outstanding (as adjusted for subdivisions, bonus issues, share dividends, combinations, recapitalizations and similar events with respect to such shares), the Company shall, and the Members shall use all reasonable efforts to, procure that none of the following actions is taken, caused to be taken or permitted (or any resolution approving the same is passed) by the Company, without the prior written consent of the holders of at least 50% of the Preferred Shares and 50% of the holders of the Series D-1 Preferred Shares, each voting as a separate class (and without prejudice to any additional requirements under applicable laws and these Articles to obtain shareholders’ approval or consent):

(A)	approves any merger, sale of assets or equity, other corporate reorganization or acquisition;

(B)	approves the purchase, redemption or other acquisition of any equity security of the Company, other than repurchases pursuant to stock restriction agreements approved in good faith by the Board upon termination of a consultant, director or employee or any other repurchases pursuant to Article 30;

(C)	declares or pays any dividend or distribution or approves any repurchase with respect to the Preferred Shares (except as otherwise provided in these Articles) or the Ordinary Shares;

(D)	approves any dissolution, winding up, or liquidation, voluntary or otherwise, of the Company, or any election to put the same into receivership or to enter into any bankruptcy or insolvency proceeding;

(E)	creates any new stock option plan or option plan or issue any options, warrants or securities convertible into or exercisable for any shares of the Company; or

(F)	increases the size of the Board.

103.	So long as at least 2,000,000 Series A Preferred Shares and/or 2,700,000 Series B Preferred Shares are outstanding, the Company shall, and the Members shall use all reasonable efforts to, procure that none of the following actions is taken, caused to be taken or permitted (or any resolution approving the same is passed) by the Company, without the prior written consent of the holders of at least two-thirds of the applicable series of Preferred Shares (and without prejudice to any additional requirements under applicable laws to obtain shareholders’ approval or consent):

(A)	alters any provision of the Memorandum and these Articles if it would alter the rights, preferences, privileges or powers of or restrictions on that series of Preferred Shares;

(B)	changes the authorized number of that series of Preferred Shares; or

(C)	authorizes or creates any new class or series of stock having rights, preferences or privileges with respect to dividends or liquidation senior to or on a parity with that series of preferred or having voting rights other than those granted to that series of Preferred Shares generally.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

104.	So long as the Series B investors have the right to appoint a Series B Director, the Company shall, and the Members shall use all reasonable efforts to, procure that none of the following actions is taken, caused to be taken or permitted (or any resolution approving the same is passed) by the Company, without the written consent or affirmative vote of Series B Director (and without prejudice to any additional requirements under applicable laws to obtain shareholders’ approval or consent):

(A)	alters any provision of the Memorandum and these Articles if it would alter the rights, preferences, privileges or powers of or restrictions on the Series B Preferred Shares;

(B)	changes the authorized number of shares of the Series B Preferred Shares;

(C)	authorizes or creates any new class or series of shares having rights, preferences or privileges with respect to dividends or liquidation senior to or on a parity with the Series B Preferred Shares or having voting rights other than those granted to the Series B Preferred Shares generally;

(D)	approves any merger, sale of assets or other corporate reorganization or acquisition or approves the liquidation or dissolution of the Company;

(E)	approves the purchase, redemption or other acquisition of any Ordinary Share, other than repurchases pursuant to stock restriction agreements approved by the Board upon termination of a consultant, director or employee or any other repurchases pursuant to Article 30;

(F)	declares or pays any dividend or distribution with respect to the Preferred Shares (except as otherwise provided in these Articles) or the Ordinary Shares;

(G)	creates any new stock option plan or option plan or issue any options, warrants or securities convertible into any shares of the Company; or

(H)	increases the size of the Board.

105.	So long as there are any Series D-1 Preferred Shares outstanding, the Company shall, and the Members shall use all reasonable efforts to, procure that none of the following actions is taken, caused to be taken or permitted (or any resolution approving the same is passed) by the Company, without the written consent or affirmative vote of the holders of at least 80% of Series D-1 Preferred Shares then outstanding (and without prejudice to any additional requirements under applicable laws to obtain shareholders’ approval or consent):

(A)	alters or waives any provision of the Memorandum and these Articles or the memorandum and articles of association of any of the Company’s subsidiaries, as amended, if such alteration or waiver would alter or waive the rights, preferences, privileges or powers of or restrictions on the Series D-1 Preferred Shares (including, for the avoidance of doubt, provisions relating to anti-dilution, Liquidation Events, the Series D-1 Liquidation Preference or the application thereof);

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

(B)	results in the automatic conversion of the Series D-1 Preferred Shares into Ordinary Shares (other than pursuant to the terms set forth in Article 13(D)(ii) herein);

(C)	changes the authorized number of the Series D-1 Preferred Shares;

(D)	approves the purchase, redemption or other acquisition of any equity security of the Company junior to the Series D-1 Preferred Shares, except for any purchase, redemption or acquisition arising from or in connection with stock restriction agreements approved in good faith by the Board upon termination of a consultant, director or employee; or

(E)	authorizes or creates any new class or series of shares having rights, preferences or privileges with respect to dividends, redemption or liquidation senior to or on a parity with the Series D-1 Preferred Shares or having voting rights other than those granted to the Series D-1 Preferred Shares generally.

106.	So long as CTBC Bank Co., Ltd. Trust Account continues to own beneficially any Series D-2 Preferred Shares:

(A)	the Company shall obtain the Board’s written approval prior conducting any activities with Taipei Digital Advertising Inc., and shall provide CTBC Bank Co., Ltd. Trust Account with a prior written notice;

(B)	the Company shall, and the Members shall use all reasonable efforts to, procure that none of the following actions is taken, caused to be taken or permitted (or any resolution approving the same is passed) by the Company, without the written consent or affirmative vote of a majority in number of the Directors having a right to attend and vote at the Board meeting (and without prejudice to any additional requirements under applicable laws to obtain shareholders’ approval or consent):

(i)	increase annual salary plus benefits of any executives, including but not limited to chairman, CEO, and CFO, that is over NTD2,000,000.00; and appoint, hire, or fire of any member of the executive teams, including but not limited to chairman, CEO, and CFO;

(ii)	conduct any transaction that the total amount is over NTD10,000,000 prior tax deduction and involved the Company’s core business activities;

(iii)	conduct any transaction that (a) involves the sales, purchase, or mortgage the Company’s core business assets or business activities; (b) is related to a purchase of real estates; or (c) involves a related parties;

(iv)	conduct any reinvestment activities, but such restriction does not apply to any activities that requires establishing a special project team or entity ;

(v)	become a guarantor on behalf of any entities that is not a wholly-owned subsidiary; and

(vi)	amend the Company’s core business.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

PRESUMPTION OF ASSENT

107.	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Chairman of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

SEAL

108.	The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one (1) or more persons as may be determined by the Directors who shall be either a Director or the Secretary or some person appointed by the Directors for the purpose, PROVIDED THAT the Company may have for use in any place or places outside the Cayman Islands, a duplicate seal or seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used. PROVIDED FURTHER THAT a Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

109.	The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVES

110.	Subject to the Statute and provisions of these Articles, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefor.

111.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

112.	No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the share premium account or as otherwise permitted by the Statute.

113.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

114.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls.

115.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

116.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

117.	No dividend or distribution shall bear interest against the Company.

CAPITALISATION

118.	The Company may, upon the recommendation of the Directors, by Ordinary Resolution, authorise the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible among them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying-up in full unissued shares for allotment and distribution credited as fully paid-up to and among them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

BOOKS OF ACCOUNT

119.	The Directors shall cause proper books of account to be kept with respect to:

(A)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(B)	all sales and purchases of goods by the Company; and

(C)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

120.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

121.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

122.	The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

123.	The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an Ordinary Resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

124.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

125.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

126.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

127.	(A)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing the notice, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is posted as aforesaid.

(B)	Where a notice is sent by cable, telex, or telecopy, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization and to have been effected on the day the same is sent as aforesaid.

128.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

129.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

130.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(A)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members.

(B)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and no other person shall be entitled to receive notices of general meetings.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

WINDING UP

131.	If the Company shall be wound up the liquidator may, subject to the obligation to first pay the liquidation preference of all outstanding Shares of the Company pursuant to Article 13(B), with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide among the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

132.	If the Company shall be wound up, and the assets available for distribution among the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall, subject to the obligation to first pay the liquidation preference of all outstanding Shares of the Company pursuant to Article 13(B), be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution among the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed among the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835

INDEMNITY

133.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such Director, officer or trustee.

134.	The Company may purchase and maintain for any Director of the Company insurance against any liability to the Company or any other party in respect of any negligence, default, breach of duty or breach of trust (save for fraud) of which he may be guilty in relation to the Company.

FINANCIAL YEAR

135.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

CHANGES TO CONSTITUTION

136.	Subject to the Statute and the conditions contained in its Memorandum of Association, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

137.	Subject to the Statute, the Company may from time to time by Special Resolution alter its Memorandum of Association with respect to any objects, powers or other matters specified therein.

TRANSFER BY WAY OF CONTINUATION

138.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be de-registered in the Cayman Islands.

PROHIBITION ON BEARER SHARES

139.	All issued shares of the Company shall be in registered form and the Company shall at no time in the future issue shares in bearer form or issue bearer coupons in respect of any shares of the Company.

Certified a True Copy Downloaded and Printed on 04-Jul-2023 Registrar of Companies Auth Code: E71019229262	www.verify.gov.ky File#: 295738	Filed: 27-Jun-2023 12:41 EST Auth Code: G90972346835